Exhibit 4.3

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of December 31, 2009 (this “Supplemental Indenture”), between YRC Regional Transportation, Inc. (formerly USFreightways Corporation), a Delaware corporation (the “Company”), the guarantors signatory hereto (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (successor-in-interest to NBD Bank), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company, the Guarantors and the Trustee executed and delivered an Indenture, dated as of May 5, 1999 (the “Indenture”), providing for the issuance of the 8 1/2% Guaranteed Notes due April 15, 2010 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, Section 902 of the Indenture provides that the Company, the Guarantors and the Trustee, with the written consent of the Holders of not less than 66 2/3% in principal amount of the Notes outstanding, may amend, supplement or waive certain terms and covenants in the Indenture as described below;

WHEREAS, the Holders representing not less than 66 2/3% in principal amount of the Notes outstanding have consented to the waiver and amendments effected by this Supplemental Indenture;

WHEREAS, the Company and the Guarantors are undertaking to execute and deliver this Supplemental Indenture to amend certain terms and covenants in the Indenture in connection with the exchange offers, solicitation of mutual releases and consent solicitations of the Company and its parent, YRC Worldwide Inc., (the “Exchange Offers”) pursuant to the prospectus that forms a part of the registration statement on Form S-4, initially filed with the United States Securities and Exchange Commission (the “SEC”) on November 9, 2009 (as amended, supplemented or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors.

NOW, THEREFORE, in consideration for the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENTS AND WAIVERS

Section 1.1 Waiver of Existing Defaults and Events of Default. Effective upon the Company’s notification to the Trustee that validly tendered Notes have been accepted by the Company for exchange pursuant to the Exchange Offers (such date and time, the “Effective Date”), any and all defaults that have arisen or may arise under the Indenture are hereby waived.

Section 1.2 Amendments to the Indenture. Effective upon the Effective Date:

(i)	The Indenture is hereby amended to delete Section 801 (Company May Consolidate, Etc., Only on Certain Terms), Section 802 (Successor Substituted), Section 1002 (Maintenance of Office or Agency), Section 1006 (Maintenance of Properties), Section 1007 (Payment of Taxes and Other Claims), Section 1008 (Limitation on Liens on Stock or Indebtedness of Significant Subsidiary) and Section 1011 (Additional Guarantors).

(ii)	The Indenture is hereby amended to delete Section 1004 (Statement by Officers as to Default) in its entirety and such section is hereby replaced with the following: “The Company shall comply with Section 314 of the TIA.”

(iii)	The failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(iv)	The Indenture is hereby amended to delete clauses (3), (4), (5), (6), (7), (8) and (9) of Section 501 in their entirety and all references thereto contained in Section 501 and elsewhere in the Indenture in their entirety, and the occurrence of the events described in clauses (3), (4), (5), (6), (7), (8) and (9) of Section 501 shall no longer constitute Events of Default;

(v)	All definitions set forth in Section 101 of the Indenture that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety;

(vi)	All references to Section 501 of the Indenture shall mean Section 501 as amended by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, that the waivers and amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the Effective Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5 Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.8 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.12 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.13 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

YRC REGIONAL TRANSPORTATION, INC., a Delaware corporation

By:	/s/ Paul F. Liljegren
	Name:	Paul F. Liljegren
	Title:	VP – Finance

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Sharon McGrath
	Name:	Sharon McGrath
	Title:	Vice President

GUARANTORS:

YRC WORLDWIDE INC., a Delaware corporation

By:	/s/ Paul F. Liljegren
	Name:	Paul F. Liljegren
	Title:	VP – Investor Relations and Treasurer

USF SALES CORPORATION, a Delaware corporation

By:	/s/ Paul F. Liljegren
	Name:	Paul F. Liljegren
	Title:	VP

USF HOLLAND INC., a Michigan corporation

By:	/s/ Terry Gerrond
	Name:	Terry Gerrond
	Title:	VP – Tax

USF REDDAWAY INC., an Oregon corporation

By:	/s/ Terry Gerrond
	Name:	Terry Gerrond
	Title:	VP – Tax

USF GLEN MOORE INC., a Pennsylvania corporation

By:	/s/ Phil J. Gaines
	Name:	Phil J. Gaines
	Title:	SVP – Finance

YRC LOGISTICS SERVICES, INC., an Illinois corporation

By:	/s/ Brenda Stasiulis
	Name:	Brenda Stasiulis
	Title:	VP – Finance

IMUA HANDLING CORPORATION, a Hawaii corporation

By:	/s/ Brenda Stasiulis
	Name:	Brenda Stasiulis
	Title:	VP – Finance